Exhibit 99.1

FOR IMMEDIATE RELEASE: APRIL 19, 2007

LEGGETT REPORTS FIRST QUARTER EPS OF $.41

Carthage, MO, April 19 —

•	First quarter EPS of $.41.

•	Quarterly sales of $1.29 billion, a 2% decrease versus 1Q 2006.

•	2007 guidance: EPS of $1.60-$1.80, on 2% sales growth.

•	2Q 2007 guidance: EPS of $.42-$.47, on 1% sales growth.

Fortune 500 diversified manufacturer Leggett & Platt reported earnings of $.41 per diluted share for the first quarter, including a $.07 benefit from discontinued prime foam operations (both gain on sale and operating results). Per share earnings in the first quarter of 2006 were $.33, and included $.04 of restructuring-related expenses, and $.03 of income from discontinued prime foam operations.

Quarterly sales of $1.29 billion (from continuing operations) were 2.2% lower than in the first quarter 2006. Same location sales decreased 3.7%, but were partially offset by a 1.5% increase in revenue due to acquisitions (net of dispositions).

1Q 2007: In Aggregate, As Anticipated

David S. Haffner, President and CEO said, “First quarter sales and earnings were in line with the guidance we shared in January. Volume was weak in most of the U.S. home-related, aluminum and retail markets that we serve. However, we saw strength in certain international markets, in machinery, and in a portion of our commercial vehicle products. We continue to benefit from the restructuring we completed last summer, and are attaining the expected operational progress despite market weakness.

“In line with our previously stated intent, we are beginning to make modifications to our business portfolio. We sold one business unit that contributed about 4% of our annual sales, and we added two new acquisitions to the portfolio. There will likely be similar moves in the future. Our recently appointed business development executives are getting their footing, and we are beginning to see the influence of their study and recommendations.

“We continue to have a strong balance sheet, and plenty of cash to fund the growth we contemplate. During 2007, we expect to generate about $700 million of cash, largely from operations, but supplemented with proceeds of the Prime Foam sale and continued gradual increase of net debt to targeted levels. We expect to spend a bit over $200 million of that cash on dividends and maintenance capital. The remainder is available for investment in organic growth and acquisitions. Unused cash flow, if any, will likely be spent on stock repurchases.”

Two Acquisitions and One Divestiture

During the quarter the company completed two acquisitions that should add about $80 million to annual sales. The first, in the Specialized Products segment, is a designer and assembler of docking stations that secure computing and electronic equipment inside of vehicles; this acquisition broadens the company’s suite of products for commercial vehicle interiors. The second, a move downstream in the Industrial Materials segment, manufactures coated wire products, including racks for dishwashers, and presents Leggett with significant cross-segment selling opportunities and expanded technologies.

P.O. BOX 757 • NO. 1 LEGGETT ROAD • CARTHAGE, MISSOURI 64836-0757 • 417/358-8131

The company divested its Prime Foam operations, which primarily produce commodity foam used for cushioning by upholstered furniture and bedding manufacturers. (Leggett is retaining its foam operations that manufacture carpet underlay.) This sale marks the largest divestiture in Leggett’s history, generating a pre-tax gain of $24 million. The absence of prime foam sales should impact Leggett’s operating earnings by approximately $.04 per share for the remainder of 2007 (a bit more than $.01 per share for each of the next three quarters). The net impact of the divestiture (i.e. gain on sale less foregone operating results) on 2007 earnings is an increase of about $.02 per share. For the full years 2005 and 2006, the Prime Foam operations contributed, respectively, $143 and $192 million of revenue and $.03 and $.07 of per share earnings.

Stock Repurchase

In 2006, Leggett purchased 6.2 million shares of its stock at an average cost of about $24 per share; shares outstanding declined by 4.6 million, or 2.5%, to 178.0 million shares at year end 2006. During the first quarter the company purchased an additional 1.7 million shares, and issued 1.1 million shares through benefit plans; as a result, shares outstanding declined to 177.4 million.

2007 Outlook: $1.60-$1.80 EPS

Full year 2006 revenues, excluding discontinued operations, were $5.31 billion. Full year 2007 sales, excluding discontinued operations, are anticipated to be approximately $5.4 billion, an increase of 2%. Acquisitions completed to-date should add about 2% to annual sales; same location sales are expected to be essentially flat.

Full year 2007 earnings are anticipated to be $1.60-$1.80 per share. The $.05 decrease versus January guidance (of $1.65-$1.85) reflects increased steel costs and expectations that market softness may persist for longer than previously believed. The sale of Prime Foam has little net effect on guidance since the gain on sale is essentially offset by the absence of this business’ previously anticipated operating results. For reference, full year 2006 earnings were $1.61 per share, and included $.05 of net non-recurring income, $.07 of income from discontinued Prime Foam operations, and $1.49 from continuing operations. Full year 2007 per share earnings also include $.07 of income from discontinued operations, an anticipated $.05 of non-recurring income (likely in the second quarter), and $1.48-$1.68 from continuing operations.

For the second quarter, Leggett anticipates sales of $1.35-1.40 billion, an increase of about 1% versus 2Q 2006 (excluding discontinued operations). Quarterly earnings are anticipated to be $.42-$.47 per share, and include an estimated $.05 per share for non-recurring benefits.

SEGMENT RESULTS – First Quarter 2007 (versus 1Q 2006)

Residential Furnishings – Total sales (from continuing operations) decreased $9 million, or 1%; acquisitions (net of restructuring and divestitures) added $21 million to sales, but were more than offset by a 5% decline in same location sales. EBIT (earnings before interest and income taxes) from continuing operations increased $11 million. The increase reflects restructuring-related cost improvements, absence of last year’s restructuring costs, and earnings from acquired companies; these were partially offset by the impact of reduced organic sales.

Commercial Fixturing & Components – Total sales decreased $16 million, or 6%. There have been no acquisitions within the last 12 months. EBIT decreased $1 million, as benefits from restructuring and absence of last year’s restructuring costs were more than offset by the impact of reduced sales.

Aluminum Products – Total sales declined $16 million, or 11%, in part due to movement of a customer’s barbecue grill manufacturing to overseas locations, end-market softness, and a work stoppage that impacted one of the company’s customers. There have been no acquisitions within the last 12 months. EBIT decreased $8 million due to reduced sales and operating inefficiency at some facilities.

Industrial Materials – Total sales decreased $14 million, or 7%. Same location sales declined 5%; divestitures removed $4 million of sales. There have been no acquisitions within the last 12 months. EBIT declined $3 million largely as a result of reduced sales and higher scrap steel and rod costs.

Specialized Products – Total sales increased $15 million, or 8%, almost entirely due to same location sales growth. EBIT improved $6 million due to increased sales, absence of last year’s restructuring-related costs, and income from acquired companies.

Conference Call

Management will discuss these results in a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on April 20. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (706) 634-7235; id #4702591. Second quarter results will be released after the market closes on July 19, 2007, with a conference call the next morning.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 124-year-old firm is composed of 28 business units, 33,000 employee-partners, and more than 300 facilities located in over 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Director of Investor Relations

LEGGETT & PLATT	April 19, 2007

RESULTS OF OPERATIONS	FIRST QUARTER
(In millions, except per share data.)	2007	2006	Change
Net sales	$1,294.3	$1,323.8	(2.2)%
Cost of goods sold	1,065.3	1,094.4

Gross profit	229.0	229.4
Selling & administrative expenses	122.1	121.5	0%
Amortization	5.6	4.3
Other expense (income), net	0.1	8.3

Earnings before interest and taxes	101.2	95.3	6%
Interest expense	14.1	12.7
Interest income	1.9	1.5

Earnings before income taxes	89.0	84.1
Income taxes	26.4	27.3

Net earnings from continuing operations	62.6	56.8
Discontinued operations, net of tax	13.1	5.3

Net earnings	$75.7	$62.1	22%

Earnings per share
Basic	$0.41	$0.33
Diluted	$0.41	$0.33	24%
Average shares outstanding
Common stock (at end of period)	177.4	182.3
Basic (average for period)	183.0	187.4
Diluted (average for period)	183.7	188.2

CASH FLOW	FIRST QUARTER
(In millions.)	2007	2006	Change
Net earnings	$75.7	$62.1
Depreciation and amortization	43.5	43.2
Working capital decrease (increase)	43.6	29.0
Other operating activity	(14.2)	13.4

Net Cash from Operating Activity	$148.6	$147.7	1%
Additions to PP&E	(44.2)	(33.9)	30%
Purchase of companies, net of cash	(82.6)	(5.6)
Dividends paid	(30.9)	(29.5)
Repurchase of common stock, net	(36.0)	(19.1)
Additions (payments) to debt, net	63.5	4.1
Other	84.3	1.7

Increase (Decr.) in Cash & Equiv.	$102.7	$65.4

EBITDA *	$144.7	$138.5	4%

FINANCIAL POSITION	March 31
(In millions.)	2007	2006	Change
Cash and equivalents	$234.6	$130.3
Receivables	851.0	867.5	(2)%
Inventories	808.0	771.6	5%
Other current assets	87.8	95.2

Total current assets	1,981.4	1,864.6
Net fixed assets	965.0	962.7	0%
Other assets	1,487.8	1,342.7	11%

TOTAL ASSETS	$4,434.2	$4,170.0

Trade accounts payable	$272.1	$283.1	(4)%
Current debt maturities	49.2	98.7
Other current liabilities	417.6	430.9	(3)%

Total current liabilities	738.9	812.7	(9)%
Long term debt	1,139.1	920.9	24%
Deferred taxes and other liabilities	175.5	157.2
Shareholders’ equity	2,380.7	2,279.2	4%

Total capitalization	3,695.3	3,357.3

TOTAL LIABILITIES & EQUITY	$4,434.2	$4,170.0

Modified Working Capital / Sales **	20.4%	19.3%
Net Debt to Net Capital ***	27.2%	26.7%
Return on Equity ****	13.5%	10.5%

*	Earnings Before Interest, Taxes, Depreciation and Amortization.
**	Modified Working Capital = Working Capital - Cash & Equivalents + Current Debt Maturities. Sales are annualized quarterly sales.
***	Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods.
****	Return on Equity = Trailing Twelve Months Net Earnings / Shareholders’ Equity averaged for start and end of the twelve months.

LEGGETT & PLATT	April 19, 2007

SEGMENT RESULTS	FIRST QUARTER
(In millions.)	2007	2006	Change
External Sales
Residential Furnishings	$677.4	$693.3	(2.3)%
Commercial Fixturing & Components	230.0	246.6	(6.7)%
Aluminum Products	128.5	144.3	(10.9)%
Industrial Materials	116.8	124.3	(6.0)%
Specialized Products	186.0	169.2	9.9%
Adjustment for Discontinued Operations	(44.4)	(53.9)

Total from Continuing Operations	$1,294.3	$1,323.8	(2.2)%

Inter-Segment Sales
Residential Furnishings	$3.9	$6.3
Commercial Fixturing & Components	4.5	3.6
Aluminum Products	3.5	3.4
Industrial Materials	65.4	72.3
Specialized Products	10.8	12.4
Adjustment for Discontinued Operations	0.0	(0.1)

Total from Continuing Operations	$88.1	$97.9

Total Sales
Residential Furnishings	$681.3	$699.6	(2.6)%
Commercial Fixturing & Components	234.5	250.2	(6.3)%
Aluminum Products	132.0	147.7	(10.6)%
Industrial Materials	182.2	196.6	(7.3)%
Specialized Products	196.8	181.6	8.4%
Adjustment for Discontinued Operations	(44.4)	(54.0)

Total from Continuing Operations	$1,382.4	$1,421.7	(2.8)%

EBIT
Residential Furnishings	$85.2	$57.5	48%
Commercial Fixturing & Components	9.5	10.7	(11)%
Aluminum Products	5.3	13.6	(61)%
Industrial Materials	14.6	17.2	(15)%
Specialized Products	11.9	5.8	105%
Adjustment for Discontinued Operations	(25.4)	(8.4)
Intersegment eliminations	(0.7)	(1.1)
Change in LIFO reserve	0.8	0.0

Total from Continuing Operations	$101.2	$95.3	6%

EBIT Margin *			Basis Pts
Residential Furnishings	9.4%	7.6%	180
Commercial Fixturing & Components	4.1%	4.3%	(20)
Aluminum Products	4.0%	9.2%	(520)
Industrial Materials	8.0%	8.7%	(70)
Specialized Products	6.0%	3.2%	280

Overall from Continuing Operations	7.8%	7.2%	60

*	For Continuing Operations. Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

LAST SIX QUARTERS	2005	2006				2007
Selected Figures (as originally stated)	4Q	1Q	2Q	3Q	4Q	1Q
Trade Sales ($ million)	1,340	1,378	1,403	1,415	1,311	1,294
Sales Growth (vs. prior year)	4.5%	5.9%	7.1%	4.9%	(2.2)%	(2.2)%
EBIT ($ million)	63.6	103.7	123.5	137.8	117.0	101.2
EBIT Margin	4.7%	7.5%	8.8%	9.7%	8.9%	7.8%
Net Earnings ($ million)	45.3	62.1	84.2	84.0	70.0	75.7
Net Margin	3.4%	4.5%	6.0%	5.9%	5.3%	5.8%
EPS (diluted)	$0.24	$0.33	$0.45	$0.45	$0.38	$0.41
EBITDA ($ million)	108	147	168	182	161	145
Cash from Operations ($ million)	144	148	69	94	170	149
Net Debt to Net Capital	29%	27%	28%	29%	28%	27%
Return on Equity (trailing twelve months)	11%	10%	11%	12%	13%	14%

Same Location Sales (vs. prior year)	4Q	1Q	2Q	3Q	4Q	1Q
Residential Furnishings	4.0%	3.3%	2.7%	3.2%	(4.9)%	(4.7)%
Commercial Fixturing & Components	(1.0)%	1.2%	1.1%	(5.6)%	(4.0)%	(6.3)%
Aluminum Products	0.0%	4.6%	5.1%	11.0%	0.2%	(10.6)%
Industrial Materials	(6.6)%	(12.9)%	(11.1)%	(8.5)%	(5.9)%	(5.2)%
Specialized Products	(7.0)%	(4.8)%	2.3%	(0.8)%	2.3%	7.6%
Overall from Continuing Operations	(0.6)%	1.2%	2.1%	1.2%	(2.9)%	(3.7)%